EX-FILING FEES

Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Madison Gas and Electric Company
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Deferred Compensation Obligations	457(h)	$10,000,000	100%	$10,000,000	0.0001102	1,102.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					10,000,000		1,102.00
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							1,102.00

(1)The Deferred Compensation Obligations being registered are general unsecured obligations of Madison Gas and Electric Company, or the registrant, to provide certain employees of the registrant the opportunity to request that the registrant defer a portion of their base salary and short-term annual bonus opportunity in accordance with the terms of the Madison Gas and Electric Company 2023 Deferred Compensation Supplemental Executive Retirement Plan and various Deferred Compensation Agreements.

(2)Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

(3)Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminant amount of any interests to be offered under the Plan and the Agreements.